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                                                                     EXHIBIT 4.1



                              INTRAWEST CORPORATION
                          EMPLOYEE SHARE PURCHASE PLAN
 (Consolidated to Reflect Amendments Dated August 25, 1992 and October 10, 1995)

                                    ARTICLE 1

                                   DEFINITIONS

1.1 In this Plan, unless the context otherwise requires:

        (a) "Account" means, with respect to a Participant, the account of such Participant established and maintained by the Trustee pursuant to section 9.1;

        (b) "Board of Directors" means the board of directors of the Company for the time being;

        (c) "Common Shares" means common shares without par value in the capital of the Company;

        (d)    "Company" means Intrawest Corporation;

        (e) "Earnings" means, with respect to a Participant, the total earnings of such Participant from the Employer, excluding any overtime, bonus or other special compensation;

        (f) "Effective Date" means the later of March 1, 1991 and the earliest date on which the contribution by the Company of money to the Participants pursuant to this Plan and the incurring by the Company of administrative expenses of this Plan have been approved by the members of the Company by special resolution as required pursuant to the Company Act (British Columbia) and all approvals of all regulatory authorities to which the Company is subject, including any stock exchange, which are required in connection with this Plan have been obtained;

        (g) "Employee" means a person who is a bona fide full-time employee of the Employer;

        (h)    "Employer" means:

               (i)      the Company;

               (ii)     a Participating Subsidiary; or

               (iii)    a Participating Limited Partnership;

               as the case may be;




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        (i)    "Market Value", on any date, means the closing price per share for the Common Shares on The Toronto Stock Exchange on the trading day immediately preceding such date (or, if no trade of Common Shares occurred on The Toronto Stock Exchange on such date, the simple average of the high and low board lot trading prices per share for the Common Shares on The Toronto Stock Exchange on the five trading days immediately preceding such date on which a trade of a board lot of Common Shares occurred);

        (j) "Participant" means an Employee who is enrolled in this Plan pursuant to the provisions hereof;

        (k) "Participating Subsidiary" means any subsidiary of the Company that has been designated by the Board of Directors and by such subsidiary as participating in this Plan unless such designation has been revoked by the Company or such subsidiary;

        (l) "Participating Limited Partnership" means any limited partnership of which the general partner is the Company or a subsidiary of the Company that has been designated by the Board of Directors and by such limited partnership as participating in this Plan unless such designation has been revoked by the Company or such limited partnership;

        (m)    "Plan" means this Employee Share Purchase Plan;

        (n) "subsidiary" has the meaning which that term had in the Company Act (British Columbia) in effect on January 1, 1991;

        (o) "Trust" means the trust agreement entered into by the Company with the Trustee pursuant to section 8.1 or 8.2 then in effect, as the same may be amended pursuant to section 8.3;

        (p) "Trustee" means Royal Trust Corporation of Canada or such other trust company appointed as Trustee under the Plan pursuant to section 8.2 then acting as such; and

        (q)    "Year" means a year ending December 31.


                                    ARTICLE 2

                                   ELIGIBILITY

2.1 All Employees are eligible to enrol and participate in this Plan.


2.2 Participation in this Plan is entirely voluntary and any decision by an Employee not to participate will not affect such Employee's employment with the Employer. Nothing



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contained in this Plan gives any Employee who decides to participate in this
Plan the right to be employed or to continue to be employed by the Employer.


                                    ARTICLE 3

                                    ENROLMENT

3.1 An Employee may enrol and participate in this Plan by submitting to the Company an enrolment form in the form prescribed from time to time by the Company authorizing the Employer to deduct from the Earnings of such Employee in each month such contributions to this Plan as such Employee may designate pursuant to section 4.1 and expressing the agreement of such Employee to the terms and conditions of this Plan.


                                    ARTICLE 4

                                  CONTRIBUTIONS

4.1 A Participant may, in any month commencing on or after the Effective Date, contribute an amount to this Plan equal to 2%, 4%, 6% or 8% of such Participant's Earnings in such month, as designated by such Participant from time to time pursuant to section 3.1 or this section. A Participant may change any such designation effective as of the commencement of any month by giving written notice of such change to the Company not less than 10 days prior to the commencement of such month, provided that upon making such a change the Participant will not be entitled to give notice of a further change prior to the second month following the month in which such change becomes effective. Any such designation will remain in effect until changed by the Participant. Contributions made by a Participant to this Plan will be deducted and withheld by the Employer from such Participant's earnings in the month in which such contribution is made and all amounts deducted or withheld will promptly (and, in any event, within ten days after the deduction or withholding thereof) be deposited by the Employer with the Trustee.

4.2 Subject to section 4.5:

        (a) the Company will make a contribution to this Plan on behalf of each Participant who is employed by the Company or a Participating Subsidiary; and

        (b) each Participating Limited Partnership will make a contribution to this Plan on behalf of each Participant who is employed by such Participating Limited Partnership;


equal to 33 1/3% of the amount contributed by such Participant. The contribution of the Company or a Participating Limited Partnership, as the case may be, will be deposited by the Company and such Participating Limited Partnership with the Trustee on or before the tenth day of the following month.



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4.3 The Trustee will, on receipt of any contribution to this Plan by or on behalf of a Participant, credit such contribution to such Participant's Account. All contributions by the Company or a Participating Limited Partnership on behalf of a Participant will vest irrevocably in such Participant as and when they are received by the Trustee.

4.4 The Trustee will invest all amounts credited to each Participant's Account from time to time, pending the application thereof to the purchase of Common Shares pursuant to section 5.1, in bank or trust company deposits or obligations (including Trustee deposits or obligations), as the Trustee determines to be reasonable and proper, and will credit all interest or other earnings arising therefrom to such Participant's Account.

4.5 Notwithstanding anything to the contrary herein, the Company will not make any contribution to this Plan pursuant to section 4.2 in circumstances where the Company is insolvent or such contribution will render the Company insolvent.

                                    ARTICLE 5

                            PURCHASE OF COMMON SHARES

5.1 The contributions by or on behalf of each Participant to this Plan, together with all cash dividends, interest and other earnings credited to such Participant's Account, will be applied by the Trustee to the purchase of Common Shares on behalf of such Participant. Such purchases will be made by the Trustee each month, at such time or times as the Trustee determines, either from the Company or through the facilities of The Toronto Stock Exchange (or such other stock exchange as the Company may designate from time to time), as directed by the Company prior to the commencement of such month. Common Shares purchased by the Trustee from the Company will be issued by the Company at a price equal to the Market Value on the day on which such Common Shares are issued by the Company.

5.2 All Common Shares purchased by the Trustee pursuant to section 5.1 on behalf of a Participant will be held by the Trustee in trust for the benefit of such Participant and the Trustee will record in such Participant's Account the number of Common Shares (including any fraction thereof) so held by the Trustee for the benefit of such Participant. The certificates representing such Common Shares will, prior to the withdrawal of such Common Shares from this Plan, be registered in the name of the Trustee or its nominee.

5.3 The Trustee will, on receipt of any dividends paid on any Common Shares held by the Trustee for the benefit of a Participant pursuant to this Plan, credit such dividends to such Participant's Account.

5.4 A maximum of 100,000 Common Shares may be issued under this Plan from and after October 10, 1995. For greater certainty, the provisions of this section
5.4 will not limit or restrict in any manner whatsoever the number of Common Shares which the Trustee may purchase under this Plan through the facilities of a stock exchange.



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                                    ARTICLE 6

                                   WITHDRAWALS

6.1 Once in each Year a Participant may withdraw all or some of the Common Shares, money and other property held in such Participant's Account without in any way affecting the right of such Participant to continue to participate in this Plan. Otherwise, subject to section 6.2, a Participant may only withdraw all of the Common Shares, money and other property held in such Participant's Account and may do so only by terminating such Participant's participation in this Plan in which event such Participant will not be entitled to recommence participation in this Plan prior to the first anniversary of the first day of the month following the month in which such termination occurs.

6.2 The chief executive officer of the Company may, in his discretion, authorize a Participant, on such terms and conditions, if any, as such authorization may specify, to withdraw Common Shares, money and other property held in such Participant's Account more than once in a Year without terminating such Participant's participation in this Plan where, in the opinion of the chief executive officer of the Company, such action is necessary or desirable as a result of financial hardship being suffered by such Participant.

6.3 In the event of the termination of the employment of a Participant with the Employer for any reason whatsoever (including death or disability), all of the Common Shares, money and other property held in such Participant's Account will be withdrawn within 60 days after the date on which such Participant's employment is so terminated.

6.4 In the event of the termination of this Plan, all of the Common Shares, money and other property held in each Participant's Account will be withdrawn within 30 days after the date on which this Plan is terminated.

6.5 All rights of a Participant to a fraction of a Common Share upon any withdrawal of Common Shares from this Plan will be satisfied by a cash payment in an amount equal to the value thereof as determined by the Trustee on the basis of the Market Value on the day on which such withdrawal is made.

6.6 Upon any withdrawal of Common Shares, money and other property from this Plan by any Participant, the Trustee will cause a share certificate registered in the name of such Participant representing such Common Shares and such money and other property to be forwarded by first class registered mail to such Participant to the address specified by such Participant by written notice delivered to the Trustee (or, failing such written notice, to the address of such Participant as it appears on such Participant's Account). In the event the Trustee receives evidence satisfactory to the Trustee of the appointment of a personal representative or personal representatives of such Participant or of the estate of such Participant, the share certificate will be registered in the name(s) of such personal representative(s) and the share certificate, money and other property will be forwarded to the address specified by such personal representative(s) by written notice delivered to the Trustee (or, failing such written notice, to the address of such Participant as it appears on such Participant's Account).



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6.7 This Plan and the Common Shares purchased by the Trustee on behalf of the
Participants have not been registered under the United States Securities Act of 1933 as amended (the "U.S. Securities Act") and such Common Shares may not be offered or sold in the United States of America (including the States and the District of Columbia) and its territories and possessions and other areas subject to its jurisdiction (the "United States") unless registered or an exemption from registration is available under the U.S. Securities Act. The Company may from time to time take such steps and require such documentation from Participants which in its opinion are necessary or desirable to ensure compliance with all applicable laws, including (i) the applicable securities laws and regulations of Canada (including the Provinces) and of the United States, and any political subdivision of either, and the bylaws, rules and regulations of any stock exchange or other organized market on which the Common Shares may from time to time be listed or traded and (ii) the withholding provisions of the Income Tax Act (Canada) as amended and of the United States Internal Revenue Code of 1986 as amended. The Company may also from time to time take such steps which in its opinion are necessary or desirable to restrict the transferability of any Common Shares withdrawn from this Plan in order to ensure such compliance, including the endorsement of the following legend on any certificate representing such Common Shares:

               "The securities represented hereby have not been registered under United States federal or state securities laws and may not be offered for sale, sold or otherwise transferred or assigned for value, directly or indirectly, nor may such securities be transferred on the books of Intrawest Corporation, without registration of such securities under all applicable United States federal and state securities law or compliance with an applicable exemption therefrom, such compliance, at the option of the Company, to be evidenced by an opinion of counsel, acceptable to the Company, that no violation of the registration provisions of such securities laws would result from any such proposed sale, transfer or assignment.".



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                                    ARTICLE 7

                              TEMPORARY SUSPENSION

7.1 A Participant may elect to suspend making contributions to this Plan effective as of the commencement of any month and for a period of not less than six months and not more than 12 months by giving written notice of such election to the Company not less than 10 days prior to the commencement of such month (for greater certainty, so long as such Participant's contributions to this Plan are suspended contributions on behalf of such Participant pursuant to section
4.2 will also be suspended).

7.2 No Participant may elect to suspend making contributions to this Plan pursuant to section 7.1 more than once in any period of two consecutive Years.


                                    ARTICLE 8

                                   THE TRUSTEE

8.1 Royal Trust Corporation of Canada will be appointed as the initial Trustee pursuant to the terms of a trust agreement between the Company and Royal Trust Corporation of Canada in form and on terms and conditions approved by the chief executive officer of the Company.

8.2 The Company will have the right at any time and from time to time to appoint any trust company authorized to carry on a trust business within the Province of British Columbia as a replacement Trustee pursuant to the terms of a trust agreement between the Company and such trust company in form and on terms and conditions approved by the chief executive officer of the Company.

8.3 The Company will have the right at any time and from time to time to agree to any amendment to the Trust which is approved by the chief executive officer of the Company.


                                    ARTICLE 9

                              ACCOUNTS AND RECORDS

9.1 The Trustee will establish and maintain a separate account for each Participant in which the Trustee will record:

        (a)    contributions made by such Participant pursuant to section 4.1;

        (b)    contributions made on behalf of such Participant pursuant to section 4.2;

        (c)    interest or other earnings credited to such account pursuant to section 4.4;



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        (d)    Common Shares purchased by the Trustee on behalf of such
               Participant pursuant to section 5.1;

        (e) dividends paid on any Common Shares held by the Trustee for the benefit of such Participant; and

        (f) Common Shares, money and other property withdrawn by such Participant pursuant to Article 6.

9.2 By January 31, April 30, July 31 and October 31 in each Year the Trustee will deliver to each Participant a statement of the Common Shares, money and other property recorded in such Participant's Account as of the last day of the immediately preceding month and such information concerning interest or other earnings credited to such Participant's Account pursuant to section 4.4, Common Shares purchased by the Trustee on behalf of such Participant pursuant to section 5.1 and withdrawn by such Participant pursuant to Article 6 (including cash payments made in lieu of a fraction of a Common Share pursuant to section 6.5) and other matters as may be necessary to enable such Participant to file returns in respect of such Year under applicable Canadian taxing legislation.


                                   ARTICLE 10

                               SHAREHOLDER RIGHTS

10.1 The Common Shares held by the Trustee on behalf of a Participant pursuant to this Plan will be voted by the Trustee at each meeting of the shareholders of the Company in accordance with the timely instructions of such Participant and, for purposes thereof, the Trustee will cause each Participant to be provided with a copy of the notice, information circular and proxy for each meeting of the shareholders of the Company together with an appropriate form on which the Participant may indicate voting instructions to the Trustee.

10.2 The Trustee will promptly advise all Participants of take-over bids, issuer bids, rights offerings and other events notice of which is delivered to the Trustee or its nominee as the registered holder of Common Shares and cause all Participants to be provided with copies of all materials delivered by the Company to the Trustee or its nominee in connection therewith.


                                   ARTICLE 11

                       AMENDMENTS AND TERMINATION OF PLAN



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11.1 The Company may at any time and from time to time amend, suspend or terminate this Plan in whole or in part by resolution of the Board of Directors, provided that such amendment, suspension or termination does not deprive any Participant of any benefits that have accrued on or prior to the date thereof.


                                   ARTICLE 12

                                     GENERAL

12.1 The Company may from time to time appoint or engage accountants, lawyers and such other personnel as it deems necessary or advisable for the proper administration of this Plan.

12.2 The Company may make administrative rules for the proper functioning of this Plan.

12.3 Save as expressly provided herein, the rights and obligations of a Participant with respect to Common Shares, money and other property held by the Trustee pursuant to this Plan will be as provided in the Trust. All questions arising as to the interpretation of this Plan (including any disputes or disagreements which may arise under, as a result of or in any way related to the application of this Plan) will be determined by the chief executive officer of the Company or such other officer of the Company as the chief executive officer of the Company may designate in writing to the Trustee from time to time, and any such determination will be final, binding and conclusive for all purposes.

12.4 This Plan and the rights of the parties hereto will be construed and governed according to the laws of British Columbia.

12.5 The Company will pay all administrative expenses of this Plan, including fees of Royal Trust Corporation of Canada and brokerage commissions. Each Participating Limited Partnership will reimburse the Company for all administrative expenses of this Plan, including fees of Royal Trust Corporation of Canada and brokerage commissions, allocable to Participants employed by such Participating Limited Partnership.



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